Exhibit 2.3

FORM OF VOTING AGREEMENT

IRREVOCABLE PROXY AND VOTING AGREEMENT

This IRREVOCABLE PROXY AND VOTING AGREEMENT (this “Agreement”), dated as of [_________], 2015, is entered into by and among Bear State Financial, Inc., an Arkansas corporation (“Buyer”), and [_________] (the “Shareholder”). Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, in order to induce Buyer to enter into a Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) with Marshfield Investment Company, a Missouri corporation (“Parent”), Buyer has requested the Shareholder, and the Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock of Parent that the Shareholder beneficially owns, as set forth on Schedule I, or may hereafter acquire (collectively, the “Shares”);

NOW, THEREFORE, in consideration of the terms and conditions set forth below, the parties agree as follows:

Section 1.     Voting Agreement.

(a)      The Shareholder hereby irrevocably and unconditionally agrees to vote all Shares that the Shareholder is entitled to vote, at the time of any vote to approve and adopt the Purchase Agreement, the Stock Sale and all agreements related to the Stock Sale and any actions related thereto at any meeting of the shareholders of Parent, and at any adjournment thereof, at which such Purchase Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of Parent, in favor of the approval and adoption of the Purchase Agreement, the Stock Sale and the transactions contemplated by the Purchase Agreement.

(b)     The Shareholder hereby agrees that it will not vote any Shares that the Shareholder is entitled to vote in favor of the approval of any (i) other Acquisition Transaction, (ii) reorganization, recapitalization, liquidation or winding up of Parent or any other extraordinary transaction involving Parent, that would occur prior to the consummation of the transactions contemplated by the Purchase Agreement, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Purchase Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

(c)     Notwithstanding the foregoing paragraphs 1(a) and (b) above, in the event Parent is entitled to exercise its rights to terminate the Purchase Agreement under Section 9.01 thereof, nothing contained herein shall prevent the Shareholder from taking such action, in its capacity as an officer, director or shareholder of Parent, as may be necessary to properly assert such rights.

(d)     With respect to any Shares held of record on behalf or for the benefit of the Shareholder or its immediate family by a custodian or trustee (including shares held in an IRA account or self-employed profit sharing account), the Shareholder agrees to take such action as may be necessary to cause the custodian or trustee to vote such Shares in accordance with the provisions of paragraphs 1(a) and (b) above.

Section 2.     Irrevocable Proxy. The Shareholder hereby revokes any and all previous proxies granted with respect to the Shares beneficially owned by the Shareholder. By entering into this Agreement, the Shareholder hereby grants a proxy appointing Buyer as the Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power solely for the purposes contemplated by Section 1 above as Buyer or its proxy or substitute shall, in Buyer’s sole discretion, deem proper with respect to the Shares beneficially owned by the Shareholder. THE PROXY GRANTED BY THE SHAREHOLDER PURSUANT TO THIS SECTION 2 IS IRREVOCABLE AND THE APPOINTMENT IS COUPLED WITH AN INTEREST, HAVING BEEN GRANTED IN CONSIDERATION OF BUYER ENTERING INTO THIS AGREEMENT AND THE PURCHASE AGREEMENT, AND INCURRING CERTAIN RELATED FEES AND EXPENSES. The proxy granted by the Shareholder shall be revoked upon termination of this Agreement or the Purchase Agreement in accordance with its terms.

Section 3.     Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Buyer that:

(a)      Authorization, Enforceability. If the Shareholder is not a natural person, the execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby are within the powers of the Shareholder. This Agreement constitutes a valid and binding Agreement of the Shareholder. If the Shareholder is executing this Agreement in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. If the Shareholder is a natural person, the Shares beneficially owned by the Shareholder do not constitute marital property under the laws of the State of Arkansas or any other applicable laws, or if such Shares constitute marital property, the consent of the Shareholder’s spouse is not required for the execution and delivery of this Agreement or the performance by the Shareholder of the obligations of the Shareholder hereunder.

(b)      Non-Contravention. The execution, delivery and performance by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) knowingly violate any applicable law, rule, regulation, judgment, injunction, order or decree to which the Shareholder is a party or by which the Shareholder is bound, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Shareholder is entitled under any provision of any agreement or other instrument binding on the Shareholder or (iii) result in the imposition of any lien on any asset of the Shareholder.

(c)     Rights to Shares. The Shareholder is the record or beneficial owner (in his individual capacity or otherwise) and/or possesses the authority to vote the Shares set forth on Schedule I hereto, free and clear of any liens and any other limitations or restrictions (including any restriction on the right to vote or otherwise dispose of such Shares). Other than the agreement attached hereto as Schedule II, none of the Shares held by the Shareholder is subject to any voting trust, irrevocable proxy or other agreement or arrangement with respect to the voting of such Shares (other than this Agreement).

(d)     Total Shares. Except for the Shares set forth on Schedule I hereto, the Shareholder does not beneficially own any (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

(e)     Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or Buyer in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Shareholder.

(f)     Accredited Investor; Investment Intent. Shareholder is an accredited investor as such term is defined in SEC Rule 501, promulgated under the Securities Act of 1933, as amended, and will be an accredited investor at the time of the consummation of the transactions contemplated in the Purchase Agreement. Shareholder acknowledges that the Stock Consideration that may be distributed to Shareholder in connection with the transactions contemplated by the Purchase Agreement will constitute stock acquired in a private placement and will be subject to restrictions on transfer. Further, Shareholder represents and warrants that it is acquiring the Stock Consideration for investment purposes and not with a view to a distribution of the Stock Consideration.

Section 4.     Covenants of the Shareholder. The Shareholder hereby covenants and agrees that:

(a)     No Proxies for or Disposition of Shares. Except pursuant to the terms of this Agreement, the Shareholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares beneficially owned by the Shareholder, or (ii) sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares during the term of this Agreement.

(b)     Other Offers.

(i)      The Shareholder, in its capacity as a holder of Shares, shall not, directly or indirectly, (1) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or Acquisition Transaction, (2) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent, the Bank or any of their Subsidiaries or afford access to the business, properties, assets, books or records of Parent, the Bank or any of their Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal.

(ii)     The Shareholder will promptly notify Buyer upon obtaining any knowledge of any Acquisition Proposal or any request for nonpublic information relating to Parent, the Bank or any of their Subsidiaries or for access to the properties, books or records of Parent, the Bank or any of their Subsidiaries, or any request for a waiver or release under any standstill or similar agreement by any person who indicates that it is considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed, on a current basis, of any material developments with respect to any such Acquisition Proposal, indication or request.

(c)     Dissenter’s Rights. Shareholder waives and agrees not to exercise any rights to demand appraisal of any of the Shares which may arise with respect to the Stock Sale.

(d)     Additional Efforts. Shareholder, in its capacity as a shareholder and/or a director of Parent (subject to the satisfaction of its fiduciary duties as a director, if applicable), shall use commercially reasonable efforts in good faith to (i) do, or cause to be done, all things necessary, proper or advisable under applicable Laws to permit the transactions contemplated by the Purchase Agreement to be consummated in accordance with the terms and conditions of the Purchase Agreement, including providing support and assistance in the preparation of application for all Regulatory Approvals and (ii) ensure that Parent does not violate Section 5.08 of the Purchase Agreement. Further and notwithstanding the foregoing, Shareholder agrees not to initiate or engage in any contact or communication with any Governmental Authority about the transactions contemplated by the Purchase Agreement or the Regulatory Approvals without the presence of or prior approval of representatives of the Buyer.

Section 5.     Miscellaneous.

(a)     Further Assurances. Buyer and the Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

(b)     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Richard N. Massey

Chairman

Bear State Financial, Inc.

900 South Shackleford rd., Suite 401

Little Rock, Arkansas 72211

Email:

with a copy to (which shall not constitute notice):

Kutak Rock LLP

125 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201

Attention: C. David McDaniel

Email: david.mcdaniel@kutakrock.com

if to the Shareholder, to:

[__________________]

[__________________]

[__________________]

[__________________]

Email: [__________________]

with a copy to (which shall not constitute notice):

[__________________]

[__________________]

[__________________]

[__________________]

Email: [__________________]

(c)      Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon Closing or termination of the Purchase Agreement.

(d)     Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(e)     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any affiliate of Buyer.

(f)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to the conflicts of law rules of such state.

(g)     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(h)     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i)      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Arkansas or any Arkansas state court, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES APPEAR ON IMMEDIATELY SUCCEEDING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BEAR STATE FINANCIAL, INC. By: Name: Title: SHAREHOLDER: Name:

SCHEDULE I

Number of Shares	Record Owner of Shares

SCHEDULE II